Exhibit 99.1

Middleburg Financial Corporation Announces 2005 Fourth Quarter and Yearly Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

               ceo@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

coo@middleburgbank.com

Kate J. Chappell, SVP & CFO

540-687-4816 or

cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (January 20, 2006) – Middleburg Financial Corporation (NASDAQ – MBRG) reported asset growth of 22.1% during 2005, leading to total consolidated assets of $739.9 million at December 31, 2005. The loan portfolio achieved a record high year over year increase of 50.7% or $175.1 million to reach $520.5 million at December 31, 2005. The Company’s deposit growth also attained a record year over year increase of 29.8% or $126.6 million. Net income for the year ended December 31, 2005 was $7.2 million, or $1.84 per diluted share. This is a 1.2% increase from net income for year ended December 31, 2004 of $7.1 million, or $1.81 per diluted share. The return on average assets and return on average equity were 1.05% and 13.65%, respectively, for the year ended December 31, 2005.

Joseph L. Boling, Chairman and CEO stated, “We are pleased with our performance in 2005 despite interest rate compression. We have continued our growth plans and the roll out of our business model to set the stage for the future. I believe that we have all of the components in place to best serve the great markets in which we operate.”

For the three months ended December 31, 2005, net income was $1.6 million, or $0.41 per diluted share. This represents a 6.2% increase from the $1.5 million, or $0.39 per diluted share, for the three months ended December 31, 2004.  Overall earnings from core operations increased in the fourth quarter of 2005 to $0.47 per diluted share or 14.6%, compared to $0.41 per diluted share for the same period in 2004.  One time charges related to severance payments and reductions in cash surrender values related to split dollar insurance policies have impacted the earnings for the fourth quarter of 2005. These one time charges are discussed below with the Company’s other non interest income and expenses. The impact on diluted earnings per share of these one time charges is noted in the table below.

When compared to the year ended December 31, 2004, the component of diluted earnings per share due to core operations for the year ended December 31, 2005 increased by 5.1% or $0.08. This increase resulted from both increases in interest income and other income driven by the Company’s record loan and deposit growth. When comparing the year ended December 31, 2004 to the year ended December 31, 2005, the component of diluted earnings per share due to mortgage banking decreased by $0.02, which was mostly attributed to narrowed margins. A lesser contribution to diluted earnings per share was from gains realized on the sale of investment securities for the year ended December 31, 2005 when compared to the 2004 year. Some losses related to sales of investment securities were realized during the year ended December 31, 2005 in an effort to restructure the investment portfolio for improved earning potential in 2006.

The components of net income per diluted share are summarized below:

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,

	2005	2004	2005	2004

Core Operations	$ 0.47	$ 0.41	$ 1.64	$ 1.56
Severance Payments	(0.01)	(0.03)	(0.01)	(0.03)
Adjustment of Split Dollar Cash Surrender Value	(0.04)	-	(0.04)	-
Mortgage Banking Operations	0.04	0.04	0.26	0.28
Security Gains (Losses)	(0.03)	(0.01)	0.01	0.02
Amortization Expenses	(0.02)	(0.02)	(0.02)	(0.02)
Net Income Per Diluted Share	$ 0.41	$ 0.39	$ 1.84	$ 1.81

With the October 2005 opening of its Warrenton financial service center, the Company continues efforts to implement its business model. Under the model, all of the Company’s financial services are available at a single branch, known as a financial service center location. The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage , retail and wealth management personnel and services to be readily available to serve clients. Effective December 31, 2005, the Company changed the names of its wealth management companies to ease both integration of the services delivered by the companies through its business model and to capitalize on the established brand awareness present in several of the markets in which it competes. Effective December 31, 2005, Tredegar Trust Company changed its name to Middleburg Trust Company, and Gilkison & Patterson Investment Advisors, Inc. changed its name to Middleburg Investment Advisors, Inc.  For the 2005 year, the Company experienced increases in non interest expenses related to the development of its growth through new financial service centers. The increases resulted from higher occupancy related expenses associated with constructing and capitalizing new facilities, as well as additional salary costs, as discussed below. For the year ended December 31, 2005, the impact on earnings of these construction, occupancy and salary expenses were offset by the Company’s loan growth and the improved level of non interest income, as also discussed below.  The Company’s newest facility, the Warrenton financial service center, reached break even in 2005 and should be poised to contribute to the Company’s future earnings. At December 31, 2005 this center reflected outstanding loans and deposits of $32.5 million and $10.9 million, respectively.

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.27% for the year ended December 31, 2004 to 4.11% for the year ended December 31, 2005. The decline in the net interest margin was mostly attributed to the Company’s increased reliance on wholesale funding for its loan growth. However, during the second half of the 2005, the Company introduced three premium rate deposit products in efforts to help reduce its outstanding levels of wholesale borrowings and also its weighted average funding cost. At December 31, 2005, the new products had an average balance of $36.1 million and provided funding at an average weighted cost of 48 basis points less than the Company’s weighted average cost of short term wholesale funding.  The net interest margin is a not a measurement under accounting principles generally accepted in the United States. Details on the calculation of the net interest margin are included in a footnote (1) following the “Financial Summary” table below. Total average earning assets increased $112.4 million from the year ended December 31, 2004 to the year ended December 31, 2005.

Net interest income increased 15.3% from $19.8 million for the year ended December 31, 2004 to $22.9 million for the 2005 year. Interest income increased 35.8% while interest expense increased 92.2% when comparing the year ended December 31, 2005 to the 2004 year. In particular, interest income from loans increased $10.3 million or 55.5% when comparing the year ended December 31, 2005 to the 2004 year.  Approximately $110.2 million, or 21.0%, of the loan portfolio at December 31, 2005 was tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $276,000 in additional annual interest income for that portion of the loan portfolio. While the yield on the loan portfolio had increased by 45 basis points during the year ended December 31, 2005, the majority of the interest income increase from loans was attributed to the increased volume of the loan portfolio. Interest income from the investment portfolio decreased approximately $791,000 from the year ended December 31, 2004 to $7.3 million for the 2005 year. The average balance of the investment portfolio decreased 12.1% over the same periods.

The Company’s interest rate profile remains liability sensitive in the near term and asset sensitive beyond a 12 month period. The Company’s recent growth in non-maturity deposits had tempered the near term liability sensitivity. Yields on fixed rate assets continued to be hampered by the continued flat yield curve. As experienced throughout the year, the flat shape of the yield curve plays a significant role in assessing the Company’s exposure to falling rates. A risk of slightly reduced net interest income in the near term exists for a rise in interest rates as the Company’s mortgage-backed assets extend and the cost of short term funding resets more quickly. The expected decrease to net interest income could be approximately 1.66% or $544,000 in a 12 month period of rising rates of 200 basis points, based on results in 2005.

Non Interest Income

Non interest income increased 5.5% to $8.9 million for the year ended December 31, 2005 from $8.5 million for the 2004 year.

Service charges, which include both deposit fees and certain loan fees, increased $384,000 or 19.8% to $2.3 million for the year ended December 31, 2005, compared to $1.9 million for the 2004 year. A considerable amount of the increase was related to service charges on deposits which stemmed from both an increase in service charge fees in June 2005 and the increased amount of deposits. In particular, overdraft service charges and ATM/Visa check card exchange fees increased approximately $175,000 for the year ended December 31, 2005 when compared to the 2004 year.

Fiduciary fees earned by Middleburg Trust Company (MTC), a wholly owned trust subsidiary, increased 16.0% to $1.8 million for the year ended December 31, 2005, compared to $1.6 million for the 2004 year. MTC enjoyed particular success within the Company’s Northern Virginia footprint during 2005 as two of its trust officers worked within several of the Company’s financial service centers. Growth of MTC’s assets under management in Northern Virginia grew by $59.8 million or 58.6% from the $102.0 million under management at December 31, 2004 to December 31, 2005. Total consolidated assets under administration at MTC increased by $70.9 million or 16.7% from $424.0 million at December 31, 2004 to $494.9 million at December 31, 2005. Middleburg Investment Advisors, Inc. (MIA), a wholly owned registered investment advisor focused on fixed income investments, experienced no change in advisory fees when comparing the year ended December 31, 2005 to the 2004 year. MIA’s total fees were $2.1 million for each of the years ended December 31, 2005 and 2004. At December 31, 2005, MIA managed approximately $607.2 million in assets, reflecting an increase of $41.4 million or 7.3% from the $565.8 million under management at December 31, 2004. Most of the increase in MIA’s managed assets resulted from growth in new accounts. During 2005, MIA hired a new business development officer. Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees increased 0.7% to $676,000 for the year ended December 31, 2005, compared to $671,000 for the 2004 year. Investment sales fees increased 24.5% for the three months ended December 31, 2005 compared to the 2004 year. Near the end of the third quarter of 2005, the Company hired an experienced investment sales representative who services the Company’s Middleburg and Warrenton financial service centers. At December 31, 2005, the Company had three investment sales representatives. The Company owns an interest in the Virginia Bankers Association’s investment sales partnership, Banker’s Investment (BI). This ownership interest allows the Company to use BI as its full-service broker-dealer. For 2005, the Company was reported by BI as the top gross revenue producing member among a total of 30 other BI investors.

Equity in earnings from affiliate, which reflects the 40% ownership interest in Southern Trust Mortgage Company, LLC (STM), decreased 7.7% or $128,000 from $1.7 million for the year ended December 31, 2004 to $1.5 million for the 2005 year. STM closed $1.1 billion in loans for the year ended 2005 with 62.2% of its production attributable to purchase money financings. For the 2004 year, STM closed $990.3 million in loans with 66.2% of its production attributable to purchase money financings. In February 2005, STM experienced a loan charge off which resulted in an approximate decrease in income of $56,000 for the Company. Although STM added lending officers during 2005 in order to increase its production efforts, narrowed margins negatively impacted its 2005 earnings.

Other income decreased 8.3% or $43,000 from the year ended December 31, 2004 to the year ended December 31, 2005. Most of the decrease resulted from one time charges recorded in the fourth quarter of 2005. In particular, cash surrender values on split dollar life insurance polices that the Company has in place on three of its retired executives were reduced by nearly $154,000 and recorded against other income during December 2005. The adjustment was made in order to properly reflect the lower of the premiums paid on the policies or the cash surrender values as dictated by the agreements between the Company and the retired executives.  Additionally, during the fourth quarter of 2004, the Company recorded earnings of approximately $191,000 in commissions earned from the sale of four Bank Owned Life Insurance polices. The Company was able to earn commissions on the sale of the BOLI polices because the polices were sold through the Company’s investment in Banker’s Insurance, the Virginia Bankers Association’s insurance partnership. Income earned from the Bank’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $458,000 to total other income for the year ended December 31, 2005 and $90,000 for the year ended December 31, 2004. The Company purchased $6.0 million of BOLI in the third quarter of 2004 and another $4.8 million in the fourth quarter of 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of its supplemental retirement plans.

The components of non interest income are presented in the table below:

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2005	2004	2005	2004
Fees from Deposits and Loans	$ 617	$ 500	$ 2,319	$ 1,935
Fiduciary Fees	474	399	1,824	1,572
Investment Advisory Fees	564	506	2,116	2,116
Investment Sales Fees	162	130	676	671
Equity in Earnings from Affiliate	220	210	1,529	1,657
Other Income	19	377	482	525
Non Interest Income	$ 2,056	$ 2,122	$ 8,945	$ 8,476

Non Interest Expense

Non interest expense increased $3.4 million or 18.1% to $21.9 million for the year ended December 31, 2005, compared to $18.6 million for the 2004 year. Additions to staff to support business development and retail branching contributed to the increase in salaries and employee benefits. Several experienced commercial lenders were hired to support business development efforts related to the Reston financial service center, which opened in November 2004, and the Warrenton financial service center, which opened in October 2005. Additionally, various retail staff positions were added to the Company’s payroll in efforts to prepare for openings of the new facilities. For the year ended December 31, 2005, non interest expense related to the Reston financial service center was $871,000. Non interest expense related to the preparation and opening of the Warrenton financial service center was $741,000 for the year ended December 31, 2005. As mentioned above, the Warrenton financial service center was profitable for the year ended December 31, 2005.

Salary and employee benefit expense increased 21.9% or $2.3 million from the year ended December 31, 2004 to the year ended December 31, 2005. Nearly 18.9% or $435,000 of the $2.3 million year over year increase results from increased expense associated with employee life and health insurance. $121,000 or 5.3% of the year over year increase is related to the expense of the Company’s defined benefit pension plan. Additionally, during the fourth quarter of 2005, the Company accrued approximately $202,000 in salary and employee benefit expense due to the resignation of one of its executive officers. During the fourth quarter of 2004, the Company accrued approximately $171,000 in salary and employee benefit expense due to the resignation of one of its executive officers.

Commissions paid on fiduciary and investment sales fees increased 14.1% to $389,000 for the year ended December 31, 2005 from $341,000 for the 2004 year. Net occupancy and equipment expense increased by $563,000 or 25.2% to $2.8 million for the year ended December 31, 2005 compared to $2.2 million for the 2004 year. In addition to the Company’s new locations, the renovation and expansion of the Purcellville branch contributed nearly $93,000 to the increase in occupancy expenses due to additional depreciation and construction related costs related to that project. The renovation nearly doubled the size of the facility and allowed the Company to execute its business model within the facility. Other operating expenses increased 8.6% or $435,000 to $5.5 million for the year ended December 31, 2005 from $5.1 million for the 2004 year. The increase was primarily driven by increases in loan processing expense, accounting/audit fees, bank franchise taxes and computer expenses, all resulting from the Company’s growth. The increases in these categories of expenses from the year ended December 31, 2004 to the year ended December 31, 2005 were $122,000, $81,000, $73,000, and $58,000, respectively.

The components of non interest expense are presented in the table below:

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2005	2004	2005	2004

Salaries and Employee Benefits	$ 3,610	$ 3,029	$ 12,851	$ 10,546
Sales Commissions	120	84	389	341
Net Occupancy and Equipment	715	567	2,798	2,235
Advertising	83	131	384	374
Other Operating Expenses	1,398	1,612	5,498	5,063
Non Interest Expense	$ 5,926	$ 5,423	$ 21,920	$ 18,559

Total Consolidated Assets

Total assets increased 26.0% to $739.9 million at December 31, 2005 from $606.1 million at December 31, 2004. Total loans, net of allowance for loan losses, increased 50.7% or $175.1 million to $520.5 million at December 31, 2005 from $345.4 million at December 31, 2004. Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio. Additional staff, a solid local economy, the relationship with STM, and success of the business model are all believed to have contributed to the strong loan growth experienced. At December 31, 2005, Purcellville, Reston and Warrenton, the financial service centers which were fully operative under the business model, had outstanding loans of $22.9 million, $24.5 million and $32.5 million, respectively.

With the $175.1 million record annual growth of the loan portfolio, credit quality remained exceptional. Non-performing loans increased to $88,000 but remained a very low percentage of the entire portfolio at 0.02% of total loans outstanding at December 31, 2005. Total loans past due 90 days or more decreased to $31,000 at December 31, 2005 from $112,000 at December 31, 2004. The loan loss provision was $1.7 million for the year ended December 31, 2005. The allowance for loan losses was $5.1 million or 0.98% of total loans outstanding at December 31, 2005. Net charge offs were $19,000 for the year ended December 31, 2005, compared to net recoveries of $18,000 for the year ended December 31, 2004. Based upon internal analysis by the Company’s credit administration department, which factors, among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at 0.98% of total loans outstanding. The Company enjoys a long standing history of solid credit quality and continues to enjoy a strong growth market in which to operate.

The investment portfolio decreased $24.8 million or 14.2% to $149.6 million at December 31, 2005 compared to $174.4 million at December 31, 2004. The net unrealized gain in market value of the investment securities portfolio decreased approximately $3.4 million from December 31, 2004 to December 31, 2005. During 2005, management elected to utilize cash received from principal pay downs, maturities and calls to fund loan growth rather than re-invest into the investment portfolio. This strategy has decreased the size of investment portfolio.  In anticipation of rising interest rates, the Company has also held to an investment strategy that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years. At December 31, 2005, the tax equivalent yield on the investment portfolio was 4.91%.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased 29.8% to $551.4 million at December 31, 2005 from $424.9 million at December 31, 2004. Total retail deposits, which excludes brokered deposits, increased 26.5% from $424.9 million at December 31, 2004 to $537.6 million at December 31, 2005. At December 31, 2005, Purcellville, Reston and Warrenton financial service centers, had experienced year over year deposit growth of $17.6 million, $5.3 million and $10.9 million, respectively. Additionally, three new deposit products were developed and marketed during the second, third and fourth quarters of 2005. The products are high yielding NOW, savings and money market accounts and were designed both to meet the consumer’s demand for higher interest rates and to allow the Company to remain competitive with other financial institutions operating within the Company’s market area. The Company considers the products to be successful in meeting their 2005 growth goals and positively contributing to the year’s needed deposit growth and reduction in funding costs. At December 31, 2005, the new products had a collective balance of $93.0 million and had a weighted average cost of 3.06%.

During the second quarter of 2005, the Company issued $39.0 million in brokered certificates of deposit. At December 31, 2005, $13.9 million of the brokered certificates remained outstanding. These brokered certificates of deposits contributed 11.0% to the 29.8% increase in total deposits at December 31, 2005. The Company had no brokered deposits at December 31, 2004.

Securities sold under agreements to repurchase with commercial checking account clients increased by $4.4 million or 15.4% from December 31, 2004 to $32.7 million at December 31, 2005. Federal Home Loan Bank advances and overnight borrowings increased $12.1 million or 17.4% to $81.6 million at December 31, 2005 from $69.5 million at December 31, 2004. The increased FHLB borrowings were utilized to subsidize the nearly $175.1 million in net loan growth experienced during the year.

Equity

Stockholders’ equity increased 3.7% from $51.6 million at December 31, 2004 to $53.5 million at December 31, 2005.  The book value of the Company at December 31, 2005 was $14.07 per common share. Total common shares outstanding were 3,806,053 at December 31, 2005.

On December 21, 2005, the board of directors declared a $0.19 per common share cash dividend for shareholders of record as of  December 28, 2005 and paid on January 20, 2006.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Middleburg Trust Company, and Middleburg Investment Advisors, Inc. Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with seven branches. Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Middleburg Investment Advisors is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended			For the Year Ended
share data)	December 31,			December 31,
			%
	2005	2004	Change	2005	2004
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 8,478	$ 5,295	60.1%	$ 28,949	$ 18,613
Interest Income - Investment & Other	1,737	1,919	-9.5%	7,263	8,054
Interest Expense - Deposits	2,226	784	183.9%	6,525	2,870
Interest Expense - Other Borrowings	1,455	908	60.2%	5,071	3,163
Net Interest Income	$ 6,534	$ 5,522	18.3%	$ 24,616	$ 20,634
Provision for Loan Losses	286	288	-0.7%	1,744	796
Net Interest Income After Provision
for Loan Losses	$ 6,248	$ 5,234	19.4%	$ 22,872	$ 19,838
Non Interest Income	2,056	2,122	-3.1%	8,945	8,476
Net Securities Gains (Losses)	(176)	30	-686.7%	76	118
Non Interest Expense	5,926	5,423	9.3%	21,920	18,559
Income Before Taxes	$ 2,202	$ 1,963	12.2%	$ 9,973	$ 9,873
Income Taxes	583	439	32.8%	2,799	2,781
Net Income	$ 1,619	$ 1,524	6.2%	$ 7,174	$ 7,092
PER SHARE DATA
Net Income - Basic	$ 0.43	$ 0.40	7.5%	$ 1.89	$ 1.86
Net Income - Diluted	$ 0.41	$ 0.39	5.1%	$ 1.84	$ 1.81
Cash Dividends	$ 0.19	$ 0.19	0.0%	$ 0.76	$ 0.76
Book Value				$ 14.07	$ 13.43
Common Shares Outstanding	3,806,053	3,809,053		3,806,053	3,809,053
Average Shares Outstanding, Basic	3,806,053	3,804,653		3,803,075	3,803,742
Average Shares Outstanding, Diluted	3,907,335	3,921,140		3,906,443	3,919,429
PROFITABILITY RATIOS
Return on Average Assets	0.89%	1.03%		1.05%	1.29%
Return on Average Equity	12.26%	11.66%		13.65%	14.31%
Net Interest Margin (tax equivalent basis(1))	3.99%	4.28%		4.11%	4.27%
Efficiency Ratio (2)	65.49%	69.05%		63.32%	61.92%
Dividend Payout	44.19%	47.50%		40.21%	40.86%
CAPITAL RATIOS
Leverage Ratio				8.60%	10.15%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				10.89%	14.18%
Total Capital Ratio				11.79%	15.09%
Equity to Assets				7.23%	8.51%
Tangible Equity to Tangible Assets				6.61%	7.72%
Loans to Deposits				95.31%	82.07%
ASSET QUALITY
Non-Performing Loans				$ 88	$ 2
Loans Past Due 90 Days or More				31	112
Allowance for Loan Losses				5,143	3,418
Net (recoveries) Charge-Offs	13	23		19	(18)
Non-Performing Loans to Loans				0.02%	0.00%
Allowance for Loan Losses to Loans				0.98%	0.98%
Net (recoveries) Charge-Offs to Average Loans	0.00%	0.01%		0.00%	-0.01%

Allowance for Loan Losses to
Non-Performing Loans				5831.28%	170900.00%
AVERAGE BALANCES
Investment Securities Portfolio	$ 156,166	$ 179,470	-13.0%	$ 165,057	$ 187,833
Loans	507,645	328,850	54.4%	444,297	291,612
Earning Assets	663,811	531,835	24.8%	614,455	502,070
Assets	737,950	584,656	26.2%	684,387	551,317
Deposits	535,889	412,646	29.9%	491,510	395,462
Stockholders' Equity	53,395	51,530	3.6%	52,569	49,540
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				150,216	174,737
Loans, net of allowance for loan losses				520,511	345,406
Earning Assets				670,262	541,450
Assets				739,911	606,121
Deposits				551,433	424,878
Stockholders' Equity				53,476	51,562

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. For the quarters ended December 31, 2005 and 2004, net interest income on a tax equivalent basis was $6.7 million and $5.7 million, respectively. For the years ended December 31, 2005 and 2004, net interest income on a tax equivalent basis was $25.4 million and $21.5 million, respectively.  See the table below for a reconciliation of net interest income to tax equivalent net interest income.

(2)

The efficiency ratio is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio. The tax rate utilized is 34%. For the quarters ended December 31, 2005 and 2004, tax equivalent net interest income was $6.7 million and $5.7 million, respectively. For the years ended December 31, 2005 and 2004, tax equivalent net interest income was $25.4 million and $21.5 million, respectively. See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended December 31, 2005 and 2004, was $2.1 million and $2.1 million, respectively. Total non interest income, excluding gains and losses on the investment portfolio, for the years ended December 31, 2005 and 2004, was $8.9 million and $8.5 million, respectively.

Reconciliation of Net Interest Income to

 Tax Equivalent Net Interest Income

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2005	2004	2005	2004
GAAP measures:
Interest Income - Loans	$ 8,478	$ 5,295	$ 28,949	$ 18,613
Interest Income - Investments & Other	1,737	1,919	7,263	8,054
Interest Expense - Deposits	2,226	784	6,525	2,870
Interest Expense - Other Borrowings	1,455	908	5,071	3,163
Total Net Interest Income	$ 6,534	$ 5,522	$ 24,616	$ 20,634
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 1	$ 1	$ 5	$ 8
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	195	208	807	854
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	-	3	8	11
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 196	$ 212	$ 820	$ 873

Total Tax Equivalent Net Interest Income	$ 6,730	$ 5,734	$ 25,436	$ 21,507